Exhibit 10

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement No. 002-58521 on Form N-1A of our report dated August 22, 2025, relating to the financial statements and financial highlights of BlackRock Large Cap Focus Value Fund, Inc. (the “Fund”), appearing in the Form N-CSR of the Fund for the year ended June 30, 2025 and to the references to us under the headings “Financial Highlights” and “Independent Registered Public Accounting Firm” in the Prospectuses and “Independent Registered Public Accounting Firm” and “Financial Statements” in the Statement of Additional Information, which are part of such Registration Statement.

/s/Deloitte & Touche LLP

Boston, Massachusetts

October 22, 2025